Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Sheffield Medical Technologies Inc. for the registration of 3,797,483 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 1997, except for Note 9 as to which the date is March 14, 1997, with respect to the consolidated financial statements of Sheffield Medical Technologies Inc. and subsidiaries included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                        /s/ Ernst & Young LLP
                                        ---------------------
                                        Ernst & Young LLP

Princeton, New Jersey
May 21, 1997